Mail Stop 3561
                                                              June 13, 2019


    Jim Hallett
    Chairman of the Board and Chief Executive Officer
    IAA, Inc.
    Two Westbrook Corporate Center, Suite 500
    Westchester, Illinois 60154

            Re:   IAA, Inc.
                  Form 10-12B
                  Filed June 28, 2018
                  File No. 001-38580

    Dear Mr. Hallett:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                              Sincerely,

                                                              /s/ Mara L.
Ransom

                                                              Mara L. Ransom
                                                              Assistant
Director
                                                              Office of
Consumer Products